UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 5, 2010
Date of Report (Date of earliest event reported)

TAYLOR DEVICES, INC.
(Exact name of registrant as specified in its charter)

New York	0-3498	16-0797789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Taylor Drive, North Tonawanda, New York	14120-0748
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (716) 694-0800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.07 Submission of Matters to a Vote of Security Holders

On November 5, 2010, Taylor Devices, Inc. held its Annual Meeting of Shareholders.  The shareholders of Taylor Devices, Inc. Common Stock elected Douglas P. Taylor and Randall L. Clark as Class 3 directors, to serve a three-year term expiring in 2013.  Set forth below is information about each director.

Douglas P. Taylor,62, has served as a director since 1976.  Mr. Taylor, as the Chief Executive Officer, serves as the principal interface between management and the Board.  The Company believes that his wide-ranging roles throughout his career at the Company provide him with significant leadership, industry, marketing and international experience, which qualify him to serve as a member of the board of directors.

1,389,996 shares were voted for Mr. Taylor and 3,657 shares were withheld.

Randall L. Clark, 67, has served as a director since 1996.  Mr. Clark brings to the Board significant executive and operational corporate experience.  His service as a director of other public companies has assisted Mr. Clark in bringing strong and effective leadership to the Board, as well as unique strategic and business insights into the Company.   Mr. Clark's strong experience has also facilitated his position as Chairman of the Nominating and Compensation Committees.  The Company believes that these attributes qualify him to serve as a member of the board of directors.

1,381,783 shares were voted for Mr. Clark and 11,870 shares were withheld.

The Company's second matter voted upon at the meeting was the ratification of the selection of Lumsden & McCormick, LLP as the independent registered public accounting firm for fiscal year 2011.

2,697,936 shares were voted for Lumsden & McCormick, LLP; 16,952 shares were voted against; and 100,153 shares abstained.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAYLOR DEVICES, INC.
(registrant)

Date: November 23, 2010 By:	/s/ Douglas P. Taylor
Douglas P. Taylor, President
and Chief Executive Officer